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                                                                   EXHIBIT 21


LIST OF SIGNIFICANT SUBSIDIARIES


Dyn Specialty Contracting, Inc.
MES Holdings Corporation
SellCo Corporation
EMCOR Construction Holdings Services Inc.
EMCOR International, Inc.
EMCOR Mechanical/Electrical Services (East), Inc.
EMCOR Mechanical/Electrical Services (MidWest), Inc.
EMCOR Mechanical/Electrical Services (West), Inc.
EMCOR Mechanical/Electrical Services (South), Inc.
EMCOR (UK) Limited
Drake & Scull Engineering Ltd.